Exhibit 4(a)-4

AMENDMENT NO. 3

TO

PPL EMPLOYEE STOCK OWNERSHIP PLAN

    WHEREAS, PPL Services Corporation ("PPL") has adopted the PPL Employee Stock Ownership Plan ("Plan") effective July 1, 2000, on behalf of various affiliated companies; and

    WHEREAS, the Plan was amended and restated effective January 1, 2000, and subsequently amended by Amendment No. 1 and 2; and

    WHEREAS, the Company desires to further amend the Plan;

    NOW, THEREFORE, the Plan is hereby amended as follows:

    I.    Effective January 1, 1998, Article 2 section 2.5 is amended and 2.18 "Leased Employee" is added to read as follows:

    2.5    "Compensation" shall have the meaning set forth in Schedule A, for Participants in the Participating Company listed therein, except as provided in the next sentence. Solely for purposes of the maximum allocation rules of Section 5.5 and the definition of "Highly Compensated Eligible Employee" in this Article, "Compensation" shall mean total wages as reported in the box titled "Wages, tips, other compensation" of Form W-2 (i.e. wages as defined in section 3401(a) of the Code and all other payments of compensation for which the Participating Company is required to furnish the employee a written statement under sections 6041(d) and 6051(a)(3) of the Code) plus salary reduction contributions and other amounts excluded from gross income under section 125 (relating to cafeteria plans), 132(f)(4) (relating to qualified transportation fringe benefit plans), 402(e)(3) (relating to section 401(k) cash or deferred plans), 402(h)(1)(B) (relating to simplified employee pensions) or 403(b) (relating to tax-deferred annuities) of the Code; and compensation deferred under an eligible deferred compensation plan within the meaning of section 457(b) of the Code.

    II.    Effective January 1, 1997, Article 2 sections 2.16 through 2.39 and Article 5 section 5.2(b) are amended to read as follows:

    2.16    "Highly Compensated Eligible Employee" shall mean an Eligible Employee who:

    (a)    is a five-percent owner, as defined in section 416(i)(1) of the Code, either for the current Plan Year or the immediately preceding Plan Year; or

    (b)    (1)    received more than $80,000 (as indexed) in Compensation in the immediately preceding Plan Year, from a Participating Company or an Affiliated Company; and

        (2)    was among the top 20% of Employees of the Participating Company and Affiliated Companies ranked by Compensation in the immediately preceding Plan Year (excluding Employees described in section 414(q)(5) of the Code to the extent (A) permitted under the Code and regulations thereunder and (B) elected by the Employee Benefit Plan Board, for purposes of identifying the number of Employees in the top 20%).

    2.18    Leased Employee" shall mean any person (other than an employee of a Participating Company or Affiliated Company) who pursuant to an agreement between a Participating Company or Affiliated Company and any other person ("leasing organization") has performed services for a Participating Company or Affiliated Company (or for a Participating Company or Affiliated Company and related persons determined in accordance with section 414(n)(6) of the Code) on a substantially full time basis for a period of at least one year, which services are performed under primary direction or control of a Participating Company or Affiliated Company.

    A Leased Employee shall not be considered an employee of a Participating Company or Affiliated Company if (a) such individual is covered by a money purchase pension plan maintained by the leasing organization and providing (1) a nonintegrated employer contribution rate of at least 10 percent of compensation, as defined in section 415(c)(3) of the Code, but including amounts contributed pursuant to a salary reduction agreement which are excludable from the employee's gross income under section 125, section 132(f)(4), section 402(e)(3), section 402(h)(1)(B) or section 403(b) of the Code, (2) immediate participation, and (3) full and immediate vesting; and (b) leased employees do not constitute more than 20 percent of the recipient's nonhighly compensated work force.

    2.19    "Matching Contributions" shall mean the contributions made by Participants in accordance with Section 4.2.

    2.20    "Market Value" shall mean, with respect to the Stock the average of the closing prices of the Stock based on consolidated trading as defined by the Consolidated Tape Association and reported as part of the consolidated trading prices of New York Stock Exchange listed securities for the twenty consecutive trading days immediately preceding the date on which the Stock is contributed to the Plan.

    2.21    "Officer" shall mean those persons who are defined as officers in Rule 16a-1(f) promulgated under the Securities Exchange Act of 1934.

    2.22    "Participant" shall mean an Employee entitled to participate in this Plan under Article III hereof or any former Employee for whom an Account is maintained under the Plan.

    2.23    "Participating Company" shall mean PPL (prior to February 14, 2000, PP&L, Inc.), PPL EnergyPlus, LLC (prior to February 14, 2000, PP&L EnergyPlus Co., LLC) and each other Affiliated Company which is authorized by the Board to adopt this Plan by action of its board of directors, as Listed in Appendix A.

    2.24    "PAYSOP Contributions" shall mean the contributions made by PPL in accordance with Section 4.3.

    2.25    "Plan" shall mean the PPL Employee Stock Ownership Plan (prior to February 14, 2000, the PP&L Employee Stock Ownership Plan), an employee stock ownership plan within the meaning of section 4975(e)(7) of the Code, as set forth herein and as hereafter amended from time to time.

    2.26    "Plan Year" shall mean the fiscal year of PPL, which shall commence each January 1 and end on the next following December 31.

    2.27    "PPL" shall mean PPL Services Corporation and its successors. Prior to February 14, 2000, "PPL" shall mean PP&L, Inc.

    2.28    "PPL Corporation" shall mean PPL Corporation and its successors. Prior to February 14, 2000, "PPL Corporation" shall mean PP&L Resources, Inc.

    2.29    "Qualified Military Service" means any service (either voluntary or involuntary) by an individual in the Uniformed Services if such individual is entitled to reemployment rights with a Participating Company with respect to such service.

    2.30    "Retirement Plan" shall mean the PPL Retirement Plan.

    2.31    "Returning Veteran" means a former Employee who on or after December 12, 1994, returns from Qualified Military Service to employment by a Participating Company within the period of time during which his reemployment rights are protected by law.

    2.32    "Spouse" shall mean the person to whom a Participant is married on any date of reference.

    2.33    "Stock" shall mean the common stock of PPL Corporation.

    2.34    "Total Disability" shall mean a disability of a nature which renders a Participant eligible to participate in PPL's Long Term Disability Plan.

    2.35    "TRASOP Contributions" shall mean the contributions made by PPL in accordance with Section 4.1.

    2.36    "Trust" or "Trust Agreement" shall mean the Agreement and Declaration of Trust, if any, executed under this Plan.

    2.37    "Trustee" shall mean the corporate Trustee or one or more individuals collectively appointed and acting under the Trust Agreement, if any.

    2.38    "Uniformed Services" means the Armed Forces, the Army National Guard and Air National Guard (when engaged in active duty for training, inactive duty training, or full-time National Guard duty), the commissioned corps of the Public Health Service, and any other category of persons designated by the President of the United States in time of war or emergency.

    2.39    "Valuation Date" shall mean the last day of each Plan Year and each interim date on which a valuation of the Fund is made.

    5.2    Allocation of Contributions

    (b)    In the event the allocation under Section 5.2(a)(1) fails the general test as set forth in Treas. Reg. section 1.401(a)(4)-2(c), the percentage of such contribution to be allocated under Section 5.2(a)(1) shall be decreased and the percentage of such contribution to be allocated under Section 5.2(a)(2) shall be correspondingly increased until the allocation under Section 5.2(a)(1) passes such general test. For purposes of the preceding sentence, the general test shall be performed without imputing disparity and without cross-testing, in accordance with any method permitted under Treas. Reg. 1.401(a)(4)-2(c) and related regulations, provided the general test is passed using such method; if the general test is failed using all methods permitted under Treas. Reg. 1.401(a)(4)-2(c) and related regulations, the general test shall be performed in accordance with the method that causes the smallest required adjustment under the preceding sentence in the relative percentages under Section 5.2(a)(1) and (2).

    III.    Effective July 1, 2003, Article 5 section 5.3 and Article 7 section 7.1 are amended to read as follows:

    5.3    Allocation of Earnings.

        (a)    Any cash dividends paid prior to July 1, 2003 with respect to Stock that is allocated to a Participant's Account as of the record date of such dividend shall be paid no later than 90 days after the close of the Plan Year to the Participant in cash either by the Trustee or directly by PPL, a Participating Company or PPL Corporation.

        (b)    Any cash dividends paid on or after July 1, 2003 with respect to Stock that is allocated to a Participant's Account as of the record date of such dividend shall be, as elected by the Participant in the manner and at the time prescribed by the Employee Benefit Plan Board, (1) distributed in cash to the Participant as soon as administratively practicable following the date such dividend is paid by PPL Corporation (but in no event later than 90 days after the close of the Plan Year in which such dividend is paid by PPL Corporation) or (2) credited to the Participant's Account and invested in additional Stock. Dividends that are invested in Stock in the Plan pursuant to an election under section 404(k)(A)(iii) of the Code shall be treated as earnings under the Plan. Pursuant to rules established by the Employee Benefit Plan Board, a Participant's failure to elect either a cash distribution or investment in Stock s hall be deemed an election of cash distribution./P>

        (c)    Any non-cash distributions paid with respect to Stock allocated to a Participant's Account shall be credited to the Participant's Account and invested in additional Stock and treated as earnings under the Plan.

    7.1    General. The interest of each Participant in the Fund shall be distributed in the manner, in the amount and at the time provided in this Article, except that in the event of termination of the Plan the provisions of Article X shall govern. Except as set forth in Section 5.5, each Participant shall have a nonforfeitable right to his Account including Stock or other amounts that are attributable to cash dividends paid on Stock to which the Participant has made or is deemed to have made an investment election pursuant to section 404(k)(A)(iii) of the Code. The provisions of this Article shall be construed in accordance with section 401(a)(9) of the Code and regulations thereunder.

    IV.    Except as provided for in this Amendment No. 3, all other provisions of the Plan shall remain in full force and effect.

    IN WITNESS WHEREOF, this Amendment No. 3 is executed this _____ day of ________________, 2003.

PPL SERVICES CORPORATION By:_______________________________ Ronald Schwarz Vice President-Human Resources